EXHIBIT 77(B)
                                                                   -------------

[KPMG LOGO]     KPMG LLP                             Telephone   617 988  1000
                99 High Street                       Fax         617 507  8321
                Boston, MA 02110-2371                Internet    WWW.US.KPMG.COM
                                                                 ---------------




             Report of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of MassMutual Corporate Investors

In planning and performing our audit of the financial statements of MassMutual Corporate Investors (the "Company") as of and for the year ended December 31, 2007, in accordance with the standards of the Public Company Accounting Oversight Board (United States), we considered the Company's internal control over financial reporting, including controls over safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Management of the Company is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A deficiency in internal control over financial reporting exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company's annual or interim financial statements will not be prevented or detected on a timely basis.



           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.

[KPMG LOGO]




Our consideration of the Company's internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board (United States). However, we noted no deficiencies in the Company's internal control over financial reporting and its operation, including controls over safeguarding securities, that we consider to be a material weakness as defined above as of December 31, 2007.

This report is intended solely for the information and use of management and the Company and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                       /s/ KPMG LLP

February 11, 2008

[KPMG LOGO]     KPMG LLP                             Telephone   617 988  1000
                99 High Street                       Fax         617 507  8321
                Boston, MA 02110-2371                Internet    WWW.US.KPMG.COM
                                                                 ---------------




             Report of Independent Registered Public Accounting Firm

    The Shareholders and Board of Trustees of MassMutual Corporate Investors

We have audited the accompanying statement of assets and liabilities of MassMutual Corporate Investors (the Trust), including the schedule of investments, as of December 31, 2007, and the related statements of operations and cash flows for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years in the four-year period then ended. These financial statements and financial highlights are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements and financial highlights based on our audits. The financial highlights for the year ended December 31, 2003 was audited by other independent registered public accountants whose report, dated February 6, 2004, expressed an unqualified opinion on those financial highlights.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. Our procedures included confirmation of securities owned as of December 31, 2007 by correspondence with the custodian or by other appropriate auditing procedures. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements and financial highlights referred to above present fairly, in all material respects, the financial position of MassMutual Corporate Investors as of December 31, 2007, and the results of its operations, its cash flows, the changes in its net assets, and the financial highlights for the years described above, in conformity with accounting principles generally accepted in the United States of America.

                                                       /s/ KPMG LLP
Boston, Massachusetts
February 11, 2008




           KPMG LLP, a U.S. limited liability partnership, is the U.S.
             member firm of KPMG International, a Swiss cooperative.